UMB Financial Corporation News Release

1010 Grand Boulevard

Kansas City, MO 64106

816.860.7000

umb.com

//FOR IMMEDIATE RELEASE//

Contact: , 816.860.5088

Steve Wujek, 816.960.3127

UMB Financial Corporation Announces Decision Not to Participate

in Capital Purchase Program

Kansas City, Mo. (November 3, 2008) - After careful review and consideration, UMB Financial Corporation (NASDAQ: UMBF) has decided not to apply for additional capital under the U.S. Treasury Department's Capital Purchase Program.

UMB maintains a very strong Tier 1 capital ratio at 13.9 percent as of September 30, 2008.

"This level of capital enables UMB significant flexibility to make acquisitions, extend credit, and execute against all of our growth strategies," said Mariner Kemper, UMB chairman and CEO. "Furthermore, UMB maintains a high level of liquidity and has experienced strong loan growth as evidenced by our record loan balances reported in the third quarter."

Notably, UMB also reported the following strength indicators in third quarter 2008:

  Non-performing loans at 0.16 percent, down from 0.20 percent in the second quarter of this year.
  Net charge offs were 0.21 percent for the third quarter, down from 0.41 percent in the second quarter of this year.
  Record loan balances of $4.2 billion.
  Average deposit growth of 14.8 percent over the third quarter of 2007.

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a financial services holding company headquartered in Kansas City, Missouri, offering complete banking, asset management, health spending solutions and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 136 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include a fund services group based in Milwaukee, Wisconsin, single-purpose companies that deal with brokerage services and insurance, and a registered investment advisor that manages the company's proprietary mutual funds.